     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 2002
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                 SCHEDULE TO/I
                                  (RULE 13E-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                  VASTERA, INC.
         (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

           CERTAIN OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.01,
        HAVING AN EXERCISE PRICE PER SHARE EQUAL TO OR GREATER THAN $6.50
                         (TITLE OF CLASS OF SECURITIES)

                                      N/A*
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 MARK J. FERRER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  VASTERA, INC.
                         45025 AVIATION DRIVE, SUITE 300
                             DULLES, VIRGINIA 20166
                                 (703) 661-9006
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                   COMMUNICATIONS ON BEHALF OF FILING PERSON)
                                   COPIES TO:
                                ELLEN S. BANCROFT
                         BROBECK, PHLEGER & HARRISON LLP
                               38 TECHNOLOGY DRIVE
                          IRVINE, CALIFORNIA 92618-2301
                                 (949) 790-6300
                           ---------------------------
                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
      TRANSACTION VALUATION                          AMOUNT OF FILING FEE
--------------------------------------------------------------------------------
           $2,187,345                                       $437.60
--------------------------------------------------------------------------------

* There is no trading market or CUSIP Number for the options. The CUSIP Number for the underlying common stock is 92239N10.
** Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase shares of common stock of Vastera, Inc. having an aggregate value of $2,187,345 as of August 28, 2002 will be exchanged and cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option-pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals1/50th of one percent of the value of the transaction.
/ /     Check the box if any part of the fee is offset as provided by
        Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        Amount Previously Paid: Not Applicable.    Filing Party: Not Applicable.
        Form or Registration No.: Not Applicable.    Date Filed: Not Applicable.
/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
/ /     third party tender offer subject to Rule 14d-1.
/X/     issuer tender offer subject to Rule 13e-4.
/ /     going-private transaction subject to Rule 13e-3.
/ /     amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

ITEM 1.  SUMMARY TERM SHEET.

         The information set forth under "Summary Term Sheet" in the Offer to Exchange Certain Outstanding Options for New Options dated August 30, 2002 (the "OFFER TO EXCHANGE"), a copy of which is attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2.  SUBJECT COMPANY INFORMATION.

         (a) The name of the issuer is Vastera, Inc., a Delaware corporation ("VASTERA" or the "COMPANY"). The address of its principal executive office is 45025 Aviation Drive, Suite 300, Dulles, Virginia 20166. The telephone number at that address is (703) 661-9006.

         (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange certain options outstanding under the Vastera 1996 Stock Option Plan (the "1996 PLAN") and the Vastera 2000 Stock Incentive Plan (the "2000 PLAN," and collectively with the 1996 Plan, the "OPTION PLANS") to purchase approximately 5,331,602 shares of the Company's common stock ("OPTION SHARES") with an exercise price per share equal to or greater than $6.50, for new nonstatutory options that will be granted under the 2000 Plan (the "NEW OPTIONS"), upon the terms and subject to the conditions set forth under "The Offer" in the Offer to Exchange. If you are not an employee of Vastera or one of its subsidiaries, you will not be eligible to accept the Offer. The information set forth under "The Offer" in the Offer to Exchange is incorporated herein by reference.

         Each option holder that chooses to tender any eligible options pursuant to this offer will be required to tender all options granted to such option holder after March 30, 2002. The number of shares of common stock subject to each new option will be the same as the number of shares of common stock subject to the tendered option that is accepted in exchange for that new option, subject to adjustment for any stock split, combination or the like occurring prior to the grant of the new options. The information set forth in the Offer to Exchange under "Summary Term Sheet," Section 2 ("Number of Options; Expiration Date"),
Section 4 ("Status of Eligible Options Not Exchanged"), Section 7 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 10 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 9 ("Price Range of Shares Underlying the Options") is incorporated herein by reference.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) The filing person is the issuer. The information set forth under
Item 2(a) above and in the Offer to Exchange under Section 13 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

         (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," Section 2 ("Number of Options; Expiration Date"), Section 5 ("Procedures for Tendering Options"), Section 6 ("Withdrawal Rights and Change of Election"), Section 7 ("Acceptance of Options for Exchange and Issuance of New Options"), Section 8 ("Conditions of the Offer"), Section 10 ("Source and Amount of Consideration; Terms of New Options"), Section 14 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 15 ("Legal Matters; Regulatory Approvals"), Section 16 ("Material U.S. Federal Income Tax Consequences"), and Section 17 ("Extension of Offer; Termination; Amendment") are incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 13 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.

         (e) The Option Plans, attached hereto as Exhibits (d)1 and (d)2, contain information regarding the subject securities and which information is incorporated herein by reference. The information set forth in Section 13 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 6.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (a) The information set forth in the Offer to Exchange under Section 3 ("Purpose of the Offer") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 7 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 14 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 3 ("Purpose of the Offer") is incorporated herein by reference.

ITEM 7.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         (a) The information set forth in the Offer to Exchange under Section 10 ("Source and Amount of Consideration; Terms of New Options") and Section 18 ("Fees and Expenses") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 7 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 8 ("Conditions of the Offer") is incorporated herein by reference.

         (d) Not applicable.

ITEM 8.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a) The information set forth in the Offer to Exchange under Section 13 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 13 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 9.  PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED, OR USED.

         (a) Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

         (a) The information set forth in the Offer to Exchange under Section 12 ("Information Concerning Vastera") and Section 19 ("Additional Information") and in the Company's annual report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, which contain the Company's financial statements, is incorporated herein by reference. A copy of the annual report on Form 10-K and the quarterly reports on Form 10-Q can be inspected on the Securities and Exchange Commission's web site at www.sec.gov.

         (b) Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

         (a) The information set forth in the Offer to Exchange under Section 13 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 15 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

         (b) Not applicable.

ITEM 12. EXHIBITS.


EXHIBIT
NUMBER      DESCRIPTION
-------     ----------------------------------------------------------------------------------------------
 (a)(1)     Offer to Exchange, dated August 30, 2002.

 (a)(2)     Form of Letter of Transmittal.

 (a)(3)     Form of Notice of Withdrawal.

 (a)(4)     Form of Email to All Employee Announcing Offer from Mark J. Ferrer dated August 30, 2002.

 (a)(5)     Email Communication to Eligible Option Holders.

 (a)(6)     Addendum for Employees in Canada.

 (a)(7)     Addendum for Employees in Mexico and Ireland.

 (a)(8)     Addendum for Employees in United Kingdom.

 (a)(9)     Form of Reminder of Expiration Date.

 (a)(10)    Form of Acknowledgement and Receipt of Letter of Transmittal.

 (a)(11)    Form of Email Communication Reporting Results to Tendering Option Holders

 (a)(12)    Vastera's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 11, 2002 and incorporated herein by reference

 (a)(13)    Vastera's Quarterly Report on Form 10-Q for its quarter ended March 31, 2002, filed with the
            Securities and Exchange Commission on May 9, 2002, and incorporated herein by reference.

 (a)(14)    Vastera's Quarterly Report on Form 10-Q for its quarter ended June 30, 2002, filed with the
            Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.

  (b)       Not applicable.

 (d)(1)     Vastera, Inc. 1996 Stock Option Plan, as amended, filed with the Securities and Exchange
            Commission on April 6, 2000 as Exhibit 10.6 to the Company's registration statement on
            Form S-1 and incorporated herein by reference.

 (d)(2)     Vastera, Inc. 2000 Stock Incentive Plan, as amended, filed with the Securities and Exchange
            Commission on February 16, 2001 as Exhibit 99.1 to the Company's registration statement on
            Form S-1 and incorporated herein by reference.



EXHIBIT
NUMBER      DESCRIPTION
-------     ----------------------------------------------------------------------------------------------

 (d)(3)     Form of Notice of Grant of Stock Option for the Vastera, Inc. 2000 Stock Incentive Plan.

 (d)(4)     Form of Stock Option Agreement for the Vastera, Inc. 2000 Stock Incentive Plan, filed with the
            Securities and Exchange Commission on August 31, 2000 as Exhibit 10.10 to the Company's
            registration statement on Form S-1 and incorporated herein by reference.

 (d)(5)     United Kingdom Stock Option Subplan Under the Vastera, Inc. 2000 Stock Incentive Plan.

 (d)(6)     Form of Notice of Grant of Stock Option for the United Kingdom Stock Option Subplan Under
            the Vastera, Inc. 2000 Stock Incentive Plan.

 (d)(7)     Form of Stock Option Agreement for the United Kingdom Stock Option Subplan Under the
            Vastera, Inc. 2000 Stock Incentive Plan.

   (g)      Not applicable.

   (h)      Not applicable.


ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

         (a) Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       VASTERA, INC.

                                        By:  /s/  MARK J. FERRER
                                           -------------------------------------
                                                      MARK J. FERRER
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

Date:  August 30, 2002

                                  EXHIBIT INDEX


EXHIBIT
NUMBER      DESCRIPTION
--------    ------------------------------------------------------------------------------------------------------
 (a)(1)     Offer to Exchange, dated August 30, 2002.

 (a)(2)     Form of Letter of Transmittal.

 (a)(3)     Form of Notice of Withdrawal.

 (a)(4)     Form of Email to All Employee Announcing Offer from Mark J. Ferrer dated August 30, 2002.

 (a)(5)     Email Communication to Eligible Option Holders.

 (a)(6)     Addendum for Employees in Canada.

 (a)(7)     Addendum for Employees in Mexico and Ireland.

 (a)(8)     Addendum for Employees in United Kingdom.

 (a)(9)     Form of Reminder of Expiration Date.

 (a)(10)    Form of Acknowledgement and Receipt of Letter of Transmittal.

 (a)(11)    Form of Email Communication Reporting Results to Tendering Option Holders

 (a)(12)    Vastera's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 11, 2002 and incorporated herein by reference

 (a)(13)    Vastera's Quarterly Report on Form 10-Q for its quarter ended March 31, 2002, filed with the
            Securities and Exchange Commission on May 9, 2002, and incorporated herein by reference.

 (a)(14)    Vastera's Quarterly Report on Form 10-Q for its quarter ended June 30, 2002, filed with the
            Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.

   (b)      Not applicable.

 (d)(1)     Vastera, Inc. 1996 Stock Option Plan, as amended, filed with the Securities and Exchange
            Commission on April 6, 2000 as Exhibit 10.6 to the Company's registration statement on
            Form S-1 and incorporated herein by reference.

 (d)(2)     Vastera, Inc. 2000 Stock Incentive Plan, as amended, filed with the Securities and Exchange
            Commission on February 16, 2001 as Exhibit 99.1 to the Company's registration statement on
            Form S-1 and incorporated herein by reference.

 (d)(3)     Form of Notice of Grant of Stock Option for the Vastera, Inc. 2000 Stock Incentive Plan.

 (d)(4)     Form of Stock Option Agreement for the Vastera, Inc. 2000 Stock Incentive Plan, filed with the
            Securities and Exchange Commission on August 31, 2000 as Exhibit 10.10 to the Company's
            registration statement on Form S-1 and incorporated herein by reference.


EXHIBIT
NUMBER      DESCRIPTION
--------    ------------------------------------------------------------------------------------------------------
 (d)(5)     United Kingdom Stock Option Subplan Under the Vastera, Inc. 2000 Stock Incentive Plan.

 (d)(6)     Form of Notice of Grant of Stock Option for the United Kingdom Stock Option Subplan Under
            the Vastera, Inc. 2000 Stock Incentive Plan.

 (d)(7)     Form of Stock Option Agreement for the United Kingdom Stock Option Subplan Under
            the Vastera, Inc. 2000 Stock Incentive Plan.

   (g)      Not applicable.

   (h)      Not applicable.






                                       2